Exhibit 99.1

FINAL TRANSCRIPT

Mar. 31. 2005 / 11:00AM, MOS - Q3 2005 The Mosaic Company Earnings Conference Call

CORPORATE PARTICIPANTS

Doug Hoadley

The Mosaic Company - IR

Fritz Corrigan

The Mosaic Company - President, CEO, Director

Larry Stranghoener

The Mosaic Company - CFO, EVP

CONFERENCE CALL PARTICIPANTS

Steve Byrne

Merrill Lynch - Analyst

Kevin Bouffard

The Ledger - Reporter

Frank Bisk

Pilot Advisers - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to the The Mosaic Company’s fiscal third quarter 2005 earnings conference call. At this time all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation. It is now my pleasure to introduce you to your host for today’s conference, Mr. Doug Hoadley, Head of Investor Relations. Sir, you may begin.

Doug Hoadley - The Mosaic Company - IR

Thank you. And again, welcome to Mosaic’s fiscal third quarter 2005 conference call. Representing the Company today are Fritz Corrigan, President and Chief Executive Officer and Larry Stranghoener the Company’s Chief Financial Officer. Before I turn the call over to Fritz for opening remarks, I will read the Safe Harbor statement. Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about future financial and operating results. The predictability of fertilizer markets subject to competitive market pressures, changes in current foreign currency and exchange rates and international trade rates including but want not limited to changes in policy by foreign governments. Such statements are based on the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Lastly, I would like to point out the remarks made during the conference call are based on information and understanding that are believed to be accurate as of today’s date, March 31, 2005. Because of the time sensitive nature of this information, it is The Mosaic Company’s policy to limit the archived replay of the conference call for a period of 30 days. This call is the property of The Mosaic Company and any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of the Company is prohibited. With those announcements, I’ll turn it over to Fritz Corrigan.

Fritz Corrigan - The Mosaic Company - President, CEO, Director

Thanks, Doug and good morning, everybody. I’m sorry if I sound a little hoarse. I’ve got a little head cold but please bear with me this morning. This is our second opportunity to talk to shareholders about quarterly results and we are pleased to share them with you this morning. We continue to make progress towards establishing Mosaic as the global leader in nourishing crops and are doing so by ensuring that we have highly engaged employees focusing on serving our customers well all over the world as we move into spring season. We believe that this in turn will lead to superior returns for our shareholders. While our progress is not always smooth, we remain quite confident and optimistic about our outlook for the future.

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Mar. 31. 2005 / 11:00AM, MOS - Q3 2005 The Mosaic Company Earnings Conference Call

Please note for this call that we will generally talk about the comparisons with year ago results based on pro forma estimates for the combinations of the two Companies as though the merger had already occurred at this time last year. This provides a more meaningful comparison with year ago results. The data in the press release tables show year ago actual results for just the Cargill Crop Nutrition business as required by accounting rules. A brief review of our results is as follows: First, net sales in the third quarter were $1.1 billion compared with $1.2 billion pro forma results for the two combined companies a year ago. This decline was mostly due to lower volumes in our offshore business segment.

Net earnings for the quarter were $42.9 million versus $37.3 million pro forma for a year ago or an increase of approximately 15%. Third, the Potash business continues to perform very well. Potash prices increased by $30 to $107 per ton. Demand remained strong and supply is tight. We are executing well and operating earnings totaled $85.4 million in this business segment.

The Phosphate business improved during the quarter and we finished with strong results in February. Still our operating results for the quarter were short of our objectives. While our DAP realizations increased $32 per ton compared to a year ago levels to reach $201 per ton average, our performance was affected by ongoing water treatment costs and other expenses stemming from the three hurricanes that impacted Florida last summer.

In addition, we incurred shut down costs due to idling of our Green Bay plant and part of our New Wales operation in response to lower — slower seasonal demand. Finally, ammonia costs were substantially higher compared to a year ago. Lastly, we had a strong contribution from our investments in non-consolidated subsidiaries. These equity investments key markets such as Brazil and India and in the Nitrogen market through Saskferco are of great strategic and financial value.

Before I turn the call over to Larry for a detailed review of our financial results, I’d like to spend a few minutes talking about cost synergies and current market conditions. As I’ve said before, we expect to realize annual run rate cost synergies and at least $145 million over the three-year period from the merger forward with a estimated $22.5 million in year one, $90 million in year two, and the full $145 million in the end of year three. Up front costs to close the transaction and implement these synergies will be about $125 million. We are on track to achieve this target and have strong incentives to exceed our goal. We believe we can.

About 70% of the synergy savings or over $100 million will occur in our phosphate operations where we had considerable overlap between the two companies. We still have much work to do and are focused on reducing mining and processing costs throughout our phosphate operations. Those of you who will be able to attend our investor conference next week in Florida will learn much more about our action plans for that business.

Turning to the market outlook. The phosphate market continues to look tight over the next year. Demand is — excuse me I said phosphate. I meant to say potash. The potash market continues to look tight over the next year. Demand is projected to remain at high levels due to strong use prospects in China and other Asian markets. Demand growth will moderate a little bit from its torrid pace over the last two years primarily due to a slow down in Brazilian demand that we’re seeing right now. The strong potash demand growth over the last two years was met by both increases in potash production and a significant draw down of inventories.

Inventories are currently at minimal levels and production must increase further to meet current and projected demand. As a result, producer inventories are forecast to stay at or below historic levels. For phosphates, the market looks balanced but with some seasonal challenges. For example, U.S. phosphate inventories were high at the end of February, but we expect the situation to tighten considerably during North America’s spring season which is now just beginning and out here in Minnesota, we have a clear and sunny day, and we think that the fields are going to be drying out and farmers are going to be getting at it quickly.

Global phosphate import demand is projected to be about unchanged in 2005 compared with 2004. As an increase in Asian imports is about offset by lower South American imports mainly due to a decline in Brazilian imports happening right now. We do expect Brazilian imports to begin to recover later this year and in 2006. U.S. phosphate exports will remain stable at around 9.1 million tons in 2005 and are projected to increase slightly in 2006. U.S. phosphate producers should continue to show high operating rates of over 90% of capacity. Current DAP cash margins, however, are lower than we would like them to be largely due to high ammonia prices.

Mosaic’s critical charges are to drive rock mining costs lower, to treat and release the excess rainfall that we received from three hurricanes last summer, to capture cost synergies and to do this while operating our mines and our plants in response to demand. I’ll now turn the call over to Larry for a more detailed review of our financial results and the outlook for our key drivers. Larry?

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Mar. 31. 2005 / 11:00AM, MOS - Q3 2005 The Mosaic Company Earnings Conference Call

Larry Stranghoener - The Mosaic Company - CFO, EVP

Thank you, Fritz. Good morning everybody. I will review our overall financial results for the third quarter as well as by business segment. Our balance sheet will be filed with the 10-Q in April, but I’ll provide some highlights in my comments. As Fritz already noted, our net sales were $1.1 billion in the quarter, and we had operating earnings of $42.9 million. SG&A expenses were $64.8 million for the third quarter, an increase of $13.4 million compared with the pro forma results from the prior year. $8.1 million of this increase relates to personnel redundancy cost, other merger-related expenses, and a $3 million environmental reserve.

On a run rate basis, quarterly SG&A costs are expected to be in the mid $50 million range. For fiscal 2006 this run rate may creep higher as we implement a new ERP system which will allow us to capture synergy savings opportunities. Mosaic’s effective tax rate for the quarter was an unusually high 62%. This high rate results principally from the inability to record tax benefits for losses incurred by U.S. operations and the high Canadian tax rates applied to the Company’s potash operations. We expect the fourth quarter rate to decline to 40 to 45%, but this will be highly dependent upon the mix of earnings and stronger profitability in the Phosphates business segment.

In the third quarter note that the difference between our reported rate and a 40% tax rate equates to $0.03 per share. Capital expenditures were $65.7 million in the third quarter and will spike to over $100 million in the fourth quarter as we kick off several large projects. Interest charges for this quarter were $40.2 million, and quarterly interest charges going forward should be around 35 to $40 million. Note that this quarter’s interest charges included a $4.1 million negative adjustment to properly account for interest rate swaps which had previously been accorded hedge accounting treatment and a favorable ongoing valuation amortization credit of about $16 million.

During the quarter we secured a new credit facility on favorable terms as we found a very receptive audience among creditors. In coming quarters, we will continue our work on reducing and, where possible, restructuring our debt portfolio. We bear a high interest expense burden, hence are anxious to pay down debts. Accordingly, we have a strong focus on working capital management and cash generation and intend to achieve investment grade status. Once this is accomplished, we will have more financial flexibility.

You will note an item in last year’s pro forma results which requires explanation. Other operating profit includes a $13.9 million gain from the sale of IMC Global’s Port Sutton facility in the third quarter and a gain of $16.5 million from the sale of IMC’s SOP product line in the nine-month period. During the quarter we had foreign currency gains of 38. — $30.8 million compared to a gain of $13.4 million a year ago. This was mainly due to a weakening of the Canadian dollar and is a non-cash event.

Turning to our business segments, the Potash business unit continues to perform strongly. The average sales price was $107 per short ton, an increase of $30 per ton compared to last year, and volume was 2.3 million short tons, a 7% increase compared with a year ago. Operating earnings were $85.4 million. The outlook for the Potash business is for continued strong performance. For the fourth quarter we expect potash volumes to be higher than the third quarter at 2.6 to 2.8 million tons, which means our operations will be producing at or near capacity. Potash inventories are likely to remain at — near or at record lows due to the continued strong demand. The average sales price is expected to continue to rise by 9 to $12 per ton compared to the third quarter and the current average net back for Mosaic’s potash is about $10 per ton higher in the fourth quarter — to be expected in the fourth quarter than in the third quarter average.

Mosaic’s Phosphate business showed improving results in this quarter with operating earnings of $14.2 million. The average DAP realization was $201 per ton, about 19% higher than a year ago, but this was mostly offset by higher ammonia costs, higher production costs, and a $3.6 million cost due to the idling of the Green Bay plant in January. We have referenced hurricane-related production costs several times today and I’d like to provide a more complete explanation of this issue for you. During the second quarter, Mosaic phosphates reported the costs associated with the hurricanes at approximately $32 million. These costs were very evident in that quarter as they occurred on the heels of the storms themselves. Expenses related to the repair of facilities in gyp stacks, production shut downs before and after the storms and lost margins on reduced sales were readily identifiable.

As we move further from the occurrence of these three hurricanes, many of these costs remain but in different form and less distinguishable from ongoing operations. Nonetheless, they are real and include the following categories. First, water treatment. We are constructing retention ponds to contain the excess rainwater and to lower the water levels in our gyp stacks to enable repairs to the stacks caused by the hurricanes. These activities increase our ongoing contractor services, repair materials, and labor costs. In addition, we are lime treating this excess water at higher rates than ever to neutralize the acidic content of the water to make the water safe to release into the watershed. This increases our purchased materials costs.

The second category repairs, materials and labor to complete repairs on our gyp stacks and facilities continue. These costs are over and above any normal maintenance.

Another category, production interruptions. Production inefficiencies in our operations continue as we focus on the mitigation of the water-related issues. These interruptions result in lower absorption of fixed cost, thus causing our cost per ton to increase

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Mar. 31. 2005 / 11:00AM, MOS - Q3 2005 The Mosaic Company Earnings Conference Call

resulting in lower current period earnings. Another category, mitigation. We are working with the Florida department of environmental protection to remediate land and water damaged from the release of water at our Riverview plant. These costs include the replanting of vegetation and other land remediation.

A final category, capital. We have identified numerous capital expense projects which need to be completed. Projects around water treatment facilities, retention ponds, heat exchangers, and other items could total $30 million. These costs will continue, but at a rapidly declining rate, into the foreseeable future as we work to treat and release as much water as possible as soon as possible while complying fully with Florida Department of Environmental Protection rules.

Turning back then to phosphate results, note that third quarter results were seasonally soft but finished on a strong note in February. And we are optimistic about the fourth quarter. We sold $2.7 million tons of dry product during the third quarter including tons sold captively. For the fourth quarter we expect a significant volume increase to 2.9 to 3.4 million tons, though the average DAP price is expected to decline slightly. Margins may be pressured by a continued tight ammonia supply situation. Ammonia prices fell in January, but have since recovered back to near historical highs. In part, this is due to high natural gas prices which account for over 90% of ammonia’s cash cost. We expect ammonia prices to moderate in 2006, but the ammonia market is likely to remain volatile.

The phosphate industry is a challenging one, but we like our position. We know what to do in order to improve profitability and are focusing on execution. This business offers great opportunity, including about $100 million in cost synergy savings over the next three years leading to significantly better earnings. For our Offshore business segment, net sales were just under $200 million, a decline of 21% compared with a year ago. Operating earnings decreased to a loss of $11.4 million compared with earnings of $7.3 million a year ago. This business had lower volumes compared to last year at 2.1 million tons and margins were also under pressure. This was mostly due to a seasonally slow quarter in Latin America, particularly Brazil. Brazil accounts for nearly half of the revenue for this business segment, and Latin America as a region accounts for about two-thirds of the total.

We expect the Offshore business segment to be break even at best in the fourth quarter. Part of the annual pattern of strong first half profitability followed by a weak second half. We view our offshore business as an important competitive differentiator for us which provides critical distribution muscle, global market intelligence, seasonal balance and attractive returns on capital.

The Nitrogen business showed a revenue decline of 46% to $32.7 million. This was due to a combination of lower volumes and prices. Operating earnings fell by $1.5 million to $500,000. As a reminder, our Nitrogen business segment results include only our North American distribution of Saskferco products. We also participate in this market through our non-consolidated equity position in Saskferco.

Equity earnings from Mosaic’s non-consolidated subsidiaries were $19 million or more than double year ago levels. Our equity in Brazilian operations accounted for two-thirds of this total, or $12.9 million followed by $2.5 million from our Saskferco joint venture and $1.7 million from our equity holdings in Chinese operations. Note that results for Brazil are reported on a two-month lag basis. Balance sheet highlights include total debt of $2.6 billion, net debt of $2.5 billion, and a debt to capitalization ratio of 45%. Depreciation, depletion and amortization charges were about $72 million in the quarter. Inventories increased to seasonally high levels by the end of the quarter, and we are well positioned for a strong spring application season. Now I will turn this back to Fritz for closing remarks.

Fritz Corrigan - The Mosaic Company - President, CEO, Director

Thanks, Larry. Let me briefly state our strategy going forward for Mosaic. We intend to become the global leader in nourishing crops by building a strong, balanced, well diversified Company able to serve customers with all major nutrients around the world. We have an excellent position in the potash market. We continue to operate our mines at high levels while at the same time reviewing capacity expansion opportunities and also improving efficiencies especially with regards to high energy costs. We are planning a modest expansion at our Esterhazy mine in Saskatchewan pending successful negotiations on tax relief with the provincial government. We hope to announce details of this expansion very soon.

For phosphates, we will reduce costs through the capture of synergies and optimization of our mining operations including the closure of our Kingsford mine over the next year.

We believe our international distribution network is a key strategic differentiator for us and we intend to grow and optimize this system. We are also reviewing how we can leverage our position in the Saskferco joint venture in order to take advantage of opportunities as they arise in the nitrogen market.

Finally, one of our key financial goals is to achieve investment grade ratings as the current bond covenants under which we operate are quite restrictive and will be until this debt rating is achieved. So we will focus on reducing working capital and improving our balance sheet. We are quite excited about our growth and profit prospects. This quarter represents another step towards a stronger, more diversified Company that’s an industry leader. We are on track and more excited today about our prospects than when we first announced our merger.

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Mar. 31. 2005 / 11:00AM, MOS - Q3 2005 The Mosaic Company Earnings Conference Call

Doug Hoadley - The Mosaic Company - IR

Thank you, Fritz. Let me remind everyone of our analyst day meeting coming up next week in Tampa. We look forward to seeing many of you there, and this event will also be Webcast. Now, operator, can you please open up the call for questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS) Our first question comes from the line of Steve Byrne of Merrill Lynch. Please proceed, sir.

Steve Byrne - Merrill Lynch - Analyst

Good morning, I’m a little puzzled on the off-shore business. Can you help me with why the volumes were so weak? Did Brazil pull some of that volume early ahead of their planning season? Is that part of what’s going on here?

Fritz Corrigan - The Mosaic Company - President, CEO, Director

Steve, this is Fritz. We think that primarily Brazil and you recall last summer we had very high soybean prices in Brazil and a lot of fertilizer imports and distribution occurred at that time. Soybean prices dropped quite a bit and farmers therefore have taken a more cautious view of fertilizer use up until now. Also, they’ve been suffering from adverse weather conditions. It’s been dry in certain parts of Brazil, and that’s just delaying the application of fertilizer, and so the pipeline got a little bit full, and we’ve seen some delays in the fertilizer going out to the fields. Therefore sales have been down.

Steve Byrne - Merrill Lynch - Analyst

And how has business been through March? Are you seeing any pick up there?

Fritz Corrigan - The Mosaic Company - President, CEO, Director

The business is also a seasonal one. We normally expect the second half of each fiscal year, Mosaic fiscal year to be slow, and so we’re now beginning to move into the Brazilian application season and we’re seeing things start to pick up. The impact will probably be in our first quarter ‘06 earnings rather than fourth quarter ‘05.

Steve Byrne - Merrill Lynch - Analyst

And what is the product mix in that business? Is it mostly phosphate?

Fritz Corrigan - The Mosaic Company - President, CEO, Director

Mostly phosphate, but a fair amount of nitrogen product as well. And it’s important to look at both our earnings from Fosfertil our share of Fosfertil which is the production operation as well as our distribution earnings. Those production earnings in Brazil are quite strong and we expect will remain quite strong. It’s our distribution marketing earnings that are under pressure seasonally right now.

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Mar. 31. 2005 / 11:00AM, MOS - Q3 2005 The Mosaic Company Earnings Conference Call

Steve Byrne - Merrill Lynch - Analyst

But a loss on the operating profit line in this business is that somewhat unusual?

Fritz Corrigan - The Mosaic Company - President, CEO, Director

In Brazil, on a quarter to quarter basis, there are going to be quarters where we have losses, but annually, we expect to be nicely in the black in our distribution business.

Larry Stranghoener - The Mosaic Company - CFO, EVP

And, Steve, it’s Larry. I would add that relative to our own expectations, even through the nine months, we are well ahead of where we wanted to be because of a very strong first six months, so I would just emphasize what Fritz said, this is not an unusual pattern. It’s a typical pattern for us.

Steve Byrne - Merrill Lynch - Analyst

And with some inventory building going into the quarter —.

Larry Stranghoener - The Mosaic Company - CFO, EVP

Correct.

Fritz Corrigan - The Mosaic Company - President, CEO, Director

A typical pattern accentuated by the inventory building I guess is the best way to put it.

Steve Byrne - Merrill Lynch - Analyst

Okay. All right. Thank you.

Operator

(OPERATOR INSTRUCTIONS) Our next question comes from the line of Kevin Bouffard, The Ledger. Please proceed, sir.

Kevin Bouffard - The Ledger - Reporter

Morning.

Fritz Corrigan - The Mosaic Company - President, CEO, Director

Good morning.

Kevin Bouffard - The Ledger - Reporter

Could you talk more about shutting down the Kingsford mine, when will that happen? And was this a expected closure because I know you were — that was supposed to be run out of reserves fairly soon, or has this — is this being shut down because of the market conditions?

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Mar. 31. 2005 / 11:00AM, MOS - Q3 2005 The Mosaic Company Earnings Conference Call

Fritz Corrigan - The Mosaic Company - President, CEO, Director

Kevin, this is not new news. As you know, we’re — the mine is reaching the end of its reserve base, and it will be closed when we complete mining there. Don’t have an exact time set for its closure, but it will happen during 2006, our fiscal 2006.

Kevin Bouffard - The Ledger - Reporter

Okay. Can you discuss your plans for opening up the Ona mines, when that might happen, and what’s your timetable for permitting?

Fritz Corrigan - The Mosaic Company - President, CEO, Director

The Ona mine is a fair distance off in the future. As we discussed when I was down there near the completion of the merger, we are working on expansions of other mines in the meantime,. We’ve — we just brought on a new drag line at the South Fort Meade mine which will increase that capacity of that mine by about 1.5 million tons per year. We’ve started up the Wingate Creek mine which is another 1 million tons plus per year, and it’s running well now after a learning period. And we’re looking at a modest expansion to the Four Corners operations as well.

Kevin Bouffard - The Ledger - Reporter

All right. Just one other question on the shutdown at Kingsford, will there be any layoffs or, you know, job terminations as a result of that, or will those employees be switched to other mines?

Fritz Corrigan - The Mosaic Company - President, CEO, Director

There will be some attrition associated with the closure of the Kingsford mine. The expansions at other mines will offset some of that.

Kevin Bouffard - The Ledger - Reporter

Okay. Thank you.

Fritz Corrigan - The Mosaic Company - President, CEO, Director

You’re welcome.

Operator

(OPERATOR INSTRUCTIONS) Our next question comes from the line of Frank Bisk of Pilot Advisers. Please proceed, sir.

Frank Bisk - Pilot Advisers - Analyst

Hi, good morning. I was curious, you mentioned I thought you said for the fourth quarter DAP was going to be down slightly. Could you just discuss that a little further as to why, you know, what’s going on I guess in March so far and why you think that.

Fritz Corrigan - The Mosaic Company - President, CEO, Director

We think that the export DAP markets have been off just a little bit. We’re talking $1 or 2 a ton during the month of March. We’re seeing some increase in demand, and we’re — from export markets right now. We’re hopeful that that increased demand will be sufficient to hold prices, but we’re being cautious in our expectation. Freight markets as you know are quite volatile in export trade and those are inching up just a little bit so there’s a little bit of a tussle as to whether that results in higher delivered prices or lower fob prices so to be on the conservative side we’re saying that prices will be down primarily in the export market. North American markets are going to be firm as farmers turn to the business of fertilizing their fields, and price becomes secondary at this time of year just as long as they can get their supplies and we’re well positioned to take care of those farmers who need our product.

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Mar. 31. 2005 / 11:00AM, MOS - Q3 2005 The Mosaic Company Earnings Conference Call

Frank Bisk - Pilot Advisers - Analyst

Okay great. And then I don’t know if you have it in front of you, but the depreciation number, I guess 72 million, could you break that out by the operating segments or could I call back later to get that information? I’d be curious to know that.

Larry Stranghoener - The Mosaic Company - CFO, EVP

I do not have that Frank by the operating segments so we will have to discuss that off line.

Frank Bisk - Pilot Advisers - Analyst

Okay. I’ll call later.

Larry Stranghoener - The Mosaic Company - CFO, EVP

Thank you.

Frank Bisk - Pilot Advisers - Analyst

Thank you.

Operator

Ladies and gentlemen this does conclude the question and answer portion of today’s conference call. I would like to turn the presentation back over to Mr. Hoadley for closing remarks.

Doug Hoadley - The Mosaic Company - IR

I just want to thank you all for joining us today and look forward to seeing many of you next week down in Florida. Thanks, again.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference call. This does conclude the presentation. You may now disconnect. Good day.